Exhibit 99.1

Press Release www.shire.com
NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

Shire delivers record quarterly revenues and Non GAAP diluted earnings per ADS up 42%.

Increases Non GAAP diluted earnings per ADS guidance to low-to-mid thirty percent growth in 2014.

July 18, 2014 – Shire (LSE: SHP, NASDAQ: SHPG) announces unaudited results for the three months to June 30, 2014.

Financial Highlights	Q2 2014	Growth(1)
Product sales	$1,470 million	+22%(2)
Total revenues	$1,502 million	+20%

Non GAAP operating income	$630 million	+32%
US GAAP operating income from continuing operations	$338 million	-14%

Non GAAP EBITDA margin (excluding royalties & other revenues)(3)	44%	n/a
US GAAP net income margin(4)	35%	n/a

Non GAAP diluted earnings per ADS	$2.67	+42%
US GAAP diluted earnings per ADS	$2.66	+96%

Non GAAP cash generation	$659 million	+76%
Non GAAP free cash flow	$830 million	+245%
US GAAP net cash provided by operating activities	$834 million	+223%

(1) Percentages compare to equivalent 2013 period. The 2013 comparatives in this release have been recast to exclude the DERMAGRAFT® business from continuing operations following its divestment on January 17, 2014.
(2) Product sales from continuing operations, including ViroPharma Inc. acquired January 24, 2014, and excluding DERMAGRAFT
(3) Non GAAP earnings before interest, tax, depreciation and amortization (“EBITDA”) as a percentage of product sales, excluding royalties and other revenues.
(4) US GAAP net income as a percentage of total revenues.
The Non GAAP financial measures included within this release are explained on page 29, and are reconciled to the most directly comparable financial measures prepared in accordance with US GAAP on pages 21 - 26.

Flemming Ornskov, M.D., Shire’s Chief Executive Officer, commented:

“We have again delivered record quarterly results, with product sales growing by 22%, Non GAAP diluted earnings per ADS growth of 42% and Non GAAP cash generation of $659 million. We have also again increased our expectations for earnings growth in 2014.

These results and our increased guidance highlight the benefits of our strategic focus on high-growth areas.

This performance is a testament to the value AbbVie sees in our company. Today, in a separate announcement, the Boards of Directors of AbbVie and Shire have reached an agreement on the terms of a recommended combination of our two companies.

We have driven strong sustainable growth in our Rare Diseases, Neuroscience and GI business units. CINRYZE, which came to us from our recent ViroPharma acquisition, performed very strongly this quarter generating product sales of $130 million and we believe shows our ability to integrate assets while driving growth.

Our 2014 performance to date means that we are taking an important early stride towards meeting our target of $10 billion in product sales by 2020 – a target which excludes revenues from our two latest acquisitions, Lumena and Fibrotech. Our confidence in our plan is reinforced by raising our 2014 Non GAAP diluted earnings per ADS guidance to growth in the low-to-mid thirty percent range.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

FINANCIAL SUMMARY

Second Quarter 2014 Unaudited Results

	Q2 2014			Q2 2013
	US GAAP	Adjustments	Non GAAP	US GAAP	Adjustments	Non GAAP
	$M	$M	$M	$M	$M	$M
Total revenues	1,502	-	1,502	1,252	-	1,252
Operating income	338	292	630	391	88	479

Diluted earnings per ADS	$2.66	$0.01	$2.67	$1.36	$0.52	$1.88

•
Product sales grew strongly in Q2 2014 (up 22% to $1,470 million from $1,208 million in Q2 2013). Product sales in Q2 2014 included $141 million for products acquired with ViroPharma Incorporated (“ViroPharma”), primarily $130 million from CINRYZE®. The inclusion of ViroPharma contributed 12% to reported product sales growth in the quarter.

Excluding products acquired with ViroPharma, product sales grew 10%, primarily driven by VYVANSE® (up 20% to $360 million), REPLAGAL® (up 14% to $131 million) and FIRAZYR® (up 80% to $89 million).

•	Total revenues were up 20% to $1,502 million (Q2 2013: $1,252 million), with the strong product sales growth being only modestly offset by lower royalties and other revenues (down 27%).

•	On a Non GAAP basis:
Operating income grew strongly in Q2 2014, up 32% to $630 million (Q2 2013: $479 million) as combined Research and Development (“R&D”) and Selling, General and Administrative (“SG&A”) costs increased at a much lower rate (up 2%) than total revenues (up 20%).

On a Non GAAP basis:
EBITDA margin (excluding royalties and other revenues)(1) was 44%, up 6 percentage points  compared to Q2 2013 (Q2 2013: 38%), as a result of continued operating leverage. EBITDA margin (excluding royalties and other revenues)(1) this quarter was slightly held back by inventory write offs (representing approximately 2% of product sales). R&D costs were 10% lower compared to Q2 2013, and SG&A costs increased by 10%, due in part to the inclusion of ViroPharma’s operating costs, which were not incurred in Q2 2013.

On a US GAAP basis (from continuing operations):
Operating income was down 14% to $338 million (Q2 2013: $391 million) as a result of higher charges from the change in fair value of contingent consideration liabilities, higher One Shire reorganization costs and increased intangible asset amortization, together with the unwind of the fair value step-up on acquired ViroPharma inventories. Combined R&D and SG&A was up 10% with R&D down 8% and SG&A up 21% as compared with Q2 2013. Net income margin in Q2 2014 was up 14 percentage points to 35% (Q2 2013: 21%).

•
Non GAAP diluted earnings per American Depository Share (“ADS”) increased 42% to $2.67 (Q2 2013: $1.88) as a result of higher Non GAAP operating income and a lower Non GAAP effective tax rate of 16% in Q2 2014 (Q2 2013: 23%).

On a US GAAP basis, diluted earnings per ADS increased 96% to $2.66 (Q2 2013: $1.36). The significant increase in US GAAP diluted earnings per ADS was primarily due to a negative effective tax rate on US GAAP income, driven by the recognition in Q2 2014 of a net credit to income taxes of $216 million following the settlement of certain tax positions with the Canadian revenue authorities in June 2014.

(1) EBITDA as a percentage of product sales, excluding royalties and other revenues.

2

•
Cash generation, a Non GAAP measure, was up 76% to $659 million (Q2 2013: $374 million). The growth in cash generation in 2014 resulted from the strong operating income, and lower cash generation in Q2 2013 due to delayed receipts last year from certain large distributors in the US.

Free cash flow, also a Non GAAP measure, was up 245% to $830 million (Q2 2013: $241 million) due to higher cash generation and net cash tax receipts in Q2 2014, principally as a result of the $248 million refund received from the Canadian revenue authorities in the quarter.

On a US GAAP basis, net cash provided by operating activities was up 223% to $834 million (Q2 2013: $259 million).

•	Net debt, also a Non GAAP measure, was $920 million at June 30, 2014 (December 31, 2013: net cash of $2,231 million).

On a US GAAP basis, cash and cash equivalents were $154 million at June 30, 2014 (December 31, 2013: $2,239 million).

OUTLOOK

We have again delivered record quarterly results and following our strong performance in the first half of 2014, we are increasing our guidance for Non GAAP diluted earnings per ADS to low-to-mid thirty percent growth for the full year 2014 (previous guidance: mid-to-high twenty percent growth).

After a strong first half product sales performance, we now expect to see high teens product sales growth for the full year 2014 (previous guidance: mid-to-high teens).

We continue to expect royalties and other revenues to be 10-15% lower than 2013.

We continue to anticipate that our Non GAAP gross margin will be approximately 1 percentage point lower than in 2013.

We expect our operating costs to continue to benefit from our reorganization efforts and focus on operational discipline shown in the first half of the year. As a result, we now anticipate Combined Non GAAP R&D and SG&A to grow by 2-4% compared to 2013 (previous guidance: 4-6% higher).

We are expecting higher Combined Non GAAP R&D and SG&A in the second half than the first half of 2014, as we continue to invest behind our innovative and exciting pipeline, which now includes programs acquired with Fibrotech Therapeutics Pty Ltd. (“Fibrotech”) and Lumena Pharmaceuticals Inc. (“Lumena”). The second half will also see commercial spending on the anticipated launch of SHP465 in the US and XAGRID® in Japan, Binge Eating Disorder disease awareness investments and the continued international expansion of VYVANSE.

Following the cash refunds received and expected from the Canadian revenue authorities, and stronger operational cash flows, we now expect Non GAAP net interest expense to be approximately $10 million lower than in 2013 (previous guidance: at a similar level to 2013).

Our core effective tax rate on Non GAAP income is now expected to be in the range of 17-19% (previous guidance: range of 18-20%).

Taken together, our upgraded Non GAAP diluted earnings per ADS growth for the full year 2014 is now expected to be in the low-to-mid thirty percent range.

Recommended combination of Shire and AbbVie Inc. (“AbbVie”)

AbbVie and Shire earlier today announced that they had agreed the terms of a recommended combination of Shire and AbbVie. Under the terms of the combination, shareholders will be entitled to receive £24.44 in cash and 0.8960 shares in the new Abbvie holding company per Shire ordinary share.

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SECOND QUARTER 2014 AND RECENT PRODUCT AND PIPELINE DEVELOPMENTS

Products

VYVANSE – for the treatment of Attention Deficit Hyperactivity Disorder (“ADHD”)

•
Yesterday, July 17, 2014, Shire announced top-line results from two Phase 4 efficacy and safety studies of VYVANSE compared with CONCERTA® (methylphenidate HCl) with a placebo reference arm in adolescents aged 13-17 diagnosed with ADHD. In SPD489-406, the forced-dose titration study, VYVANSE was found to be statistically superior to CONCERTA on the primary efficacy analysis (p = 0.0013) with mean reductions on the ADHD RS-IV total score of 25.4 and 22.1 points, respectively. In SPD489-405, the dose optimization study, neither VYVANSE nor CONCERTA was found to be statistically superior to the other on the primary efficacy analysis (p = 0.0717), with a larger mean improvement found for VYVANSE than CONCERTA (mean reductions on the ADHD-RS-IV total score of 25.6 and 23.5 points, respectively). The primary efficacy endpoint for both studies was defined as the change from baseline in ADHD-RS-IV total score at Week 6 and Week 8, respectively. In both studies, the types of adverse events appear to be generally consistent with the known safety profile for VYVANSE established in studies of adolescents with ADHD.  Further evaluation of the data for both studies is under way.

•
On June 12, 2014 Shire announced that it had agreed to a written request by the US Food and Drug Administration (“FDA”) to conduct pediatric clinical studies to investigate the potential use of VYVANSE for the treatment of ADHD in preschool-age children, ages 4 to 5. Upon FDA confirmation of a timely submission and review of data that adheres to the requirements of the written request, Shire will be entitled to the benefits of the Best Pharmaceuticals for Children Act, including a six-month extension to the exclusivity afforded by Shire's patents for VYVANSE, which expire in 2023.

Pipeline

SHP 606 lifitegrast – for the treatment of Dry Eye disease

•
Following a meeting with the FDA, on May 16, 2014 Shire announced that it intends to submit a New Drug Application (“NDA”) for lifitegrast in Q1 2015 as a treatment for the signs and symptoms of Dry Eye disease in adults. In parallel to preparing for the NDA submission, Shire is assessing the need to collect additional clinical data to further strengthen the filing, marketing claims and rest-of world-opportunity for lifitegrast.

VASCUGEL® (SHP613) – for the treatment of Acute Vascular Repair

•
Shire made the decision in Q2 2014 to discontinue further development of VASCUGEL, intended to enhance blood vessel repair in patients undergoing hemodialysis. This decision was made based on portfolio prioritization as well as unexpected challenges and complexities with the development program. No new patients will be enrolled in the two Phase 2 trials, but those currently in the trials will be followed for at least 12 weeks for safety. In addition, the 64 patients enrolled in the Arteriovenous Fistula study will be followed for six months, per the study protocol. Once the studies are closed out Shire will analyze available data then make any further decisions regarding VASCUGEL.

Legal Proceedings

VYVANSE patent litigation

•
On June 25, 2014 Shire announced that Judge Stanley R. Chesler of the US District Court for the District of New Jersey granted Shire’s summary judgment motion in a patent infringement lawsuit, holding that certain claims of the patents protecting VYVANSE were both infringed and valid.

The ruling prevents the five pharmaceutical manufacturers (the ANDA-defendants) who have filed Abbreviated New Drug Applications (“ANDA”s) from launching generic versions of VYVANSE until the earlier of either a successful appeal to the US Court of Appeals for the Federal Circuit, or the expiration of these patents in 2023. To appeal successfully, the ANDA-defendants must overturn the Court’s rulings for each of the 18 patent claims.

The Court’s summary judgment ruling concerning Shire’s motion included 18 patent claims from four of the FDA Orange Book-listed patents for VYVANSE, which cover VYVANSE’s active ingredient, the lisdexamfetamine dimesylate compound, and a method of using lisdexamfetamine dimesylate for the treatment of ADHD.

4

OTHER DEVELOPMENTS

Completion of Lumena acquisition

•
On June 11, 2014 Shire completed its acquisition of Lumena, a biopharmaceutical company with late stage rare disease pipeline assets. Lumena brings to Shire two new novel, once-daily, orally administered therapeutic compounds: SHP625 (formerly LUM001), in Phase 2 clinical development with four potential orphan indications; and SHP626 (formerly LUM002), ready to enter Phase 2 clinical development later in 2014. SHP625 and SHP626 are both inhibitors of the apical sodium-dependent bile acid transporter (“ASBT”), which is primarily responsible for recycling bile acids from the intestine to the liver. SHP625 works by preventing recycling of bile acids back to the liver and is thought to reduce bile acid accumulation, improve liver function and potentially relieve the extreme itching associated with cholestatic liver disease and is in clinical trials in Alagille Syndrome, Progressive Familial Intrahepatic Cholestasis,  Primary Biliary Cirrhosis,  and Primary Sclerosing Cholangitis. SHP626 is in development for the treatment of nonalcoholic steatohepatitis, a common and often “silent” liver disease characterized by fat deposits in the liver and inflammation which can progress to significant fibrosis.

Completion of  Fibrotech acquisition

•
On July 4, 2014 Shire completed its acquisition of Fibrotech, an Australian biopharmaceutical company developing a new class of orally available drugs with a novel mechanism of action which has the potential to address both the inflammatory and fibrotic components of disease processes. Shire will undertake the further development of Fibrotech’s lead product candidate SHP627 (formerly FT011), which has completed a Phase 1 study in healthy volunteers and a Phase 1B study in patients with renal impairment. The first Phase 2 study is expected to be initiated to enroll Focal Segmental Glomerulosclerosis (“FSGS”) patients next year. In addition to the lead compound SHP627, Shire has acquired Fibrotech’s library of novel molecules including FT061, which is in pre-clinical development.

Refunds of US$410 million from the Canadian revenue authorities

•
On June 30, 2014, Shire announced that it had received assessments from the Canadian revenue authorities which entitle its Canadian subsidiary, Shire Canada Inc. (“Shire Canada”) to total cash refunds equivalent to US$410 million (C$440 million).

The assessments agreed with original positions adopted by Shire Canada in its Canadian tax returns for the period 1999-2004. On June 24, 2014 Shire received cash refunds of US$248 million (C$266 million)(1). Shire Canada is entitled to receive additional cash refunds of US$162 million (C$174 million)(1), expected in late 2014. Following receipt of the assessments Shire recorded a net credit to income taxes of US$216 million in the second quarter of 2014. This income tax credit has been excluded from Non GAAP income, and will therefore not impact Shire’s Non GAAP core effective tax rate in 2014.

The assessments do not impact Shire’s current or future income tax profile.

(1)	Translated using a CAD:USD exchange rate of 1:0.93, being the exchange rate on the date of receipt.

5

DIVIDEND

In respect of the six months ended June 30, 2014 the Board resolved to pay an interim dividend of 3.83 US cents per Ordinary Share (2013: 3.00 US cents per Ordinary Share).

Dividend payments will be made in Pounds Sterling to holders of Ordinary Shares and in US Dollars to holders of ADSs. A dividend of 2.24(1) pence per Ordinary Share (an increase of 15% compared to 2013: 1.95 pence) and 11.49 US cents per ADS (an increase of 28% compared to 2013: 9.00 US cents) will be paid on October 3, 2014 to shareholders on the register as at the close of business on September 5, 2014.

(1)	Translated using a GBP:USD exchange rate of 1.7093.

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ADDITIONAL INFORMATION

The following additional information is included in this press release:

For further information please contact:

Investor Relations
- Jeff Poulton	jpoulton@shire.com	+1 781 482 0945
- Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894 157

Media
- Stephanie Fagan	sfagan@shire.com	+1 781 482 0460
- Gwen Fisher	gfisher@shire.com	+1 484 595 9836

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OVERVIEW OF SECOND QUARTER 2014 FINANCIAL RESULTS

1.           Product sales

For the three months to June 30, 2014 product sales increased by 22%(1) to $1,470 million (Q2 2013: $1,208 million) and represented 98% of total revenues (Q2 2013: 96%).

		Year on year growth
Product sales(1)	Sales $M	Sales	Non GAAP CER(2)

VYVANSE(3)	359.5	+20%	+20%
ELAPRASE®	152.1	+2%	+2%
LIALDA®/MEZAVANT®	143.6	+4%	+5%
REPLAGAL	130.5	+14%	+14%
CINRYZE	129.9	n/a	n/a
INTUNIV®	100.0	+11%	+11%
ADDERALL XR®	99.8	-11%	-11%
VPRIV®	89.7	+9%	+8%
FIRAZYR	89.0	+80%	+79%
PENTASA®	63.2	-14%	-14%
OTHER	112.3	+14%	+10%
Total	1,469.6	+22%	+21%

(1)
Product sales from continuing operations, including ViroPharma Inc. acquired January 24, 2014, and excluding DERMAGRAFT which has been treated as discontinued operations following divestment on January 17, 2014.

(2)	On a Constant Exchange Rate (“CER”) basis, which is a Non GAAP measure.
(3)	Lisdexamfetamine dimesylate (“LDX”) currently marketed as VYVANSE in the US & Canada, VENVANSE® in Latin America and ELVANSE® in certain territories in the EU for the treatment of ADHD.

VYVANSE – ADHD

VYVANSE product sales grew strongly in Q2 2014 (up 20% compared to Q2 2013) due to price increases taken since Q2 2013 and to a lesser extent higher prescription demand and good growth in international sales.

ELAPRASE – Hunter syndrome

ELAPRASE product sales in Q2 2014 were up 2% compared to Q2 2013 driven by continued growth in the number of treated patients, especially in emerging markets. Growth in Q2 2014 was held back due to the timing of shipments to certain markets which order less frequently, which benefited sales in Q2 2013.

LIALDA/MEZAVANT – Ulcerative Colitis

Product sales for LIALDA/MEZAVANT in Q2 2014 were up 4%, primarily due to higher US prescription demand (estimated to be up 27%), as LIALDA reached a US exit market share of approximately 31% at Q2 2014. Product sales grew at a lower rate than the strong US prescription demand as a result of higher sales deductions as a percentage of product sales and destocking in Q2 2014, compared to significant stocking in Q2 2013.

REPLAGAL – Fabry disease

REPLAGAL sales were up 14% compared to Q2 2013 as we continue to see good growth in emerging markets and to a lesser extent higher volume demand in Europe. Q2 2014 also benefited from larger bulk orders for Asian markets compared to Q2 2013.

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CINRYZE – for the prophylactic treatment of Hereditary Angioedema (“HAE”)

Shire acquired CINRYZE through its acquisition of ViroPharma in Q1 2014, and CINRYZE sales were $129.9 million in Q2 2014. CINRYZE grew 37% on Q2 2013(1) primarily driven by more patients on therapy, a return to standard levels of inventory and to a lesser extent, a price increase in the US.

(1) Q2 2013 recorded by ViroPharma, prior to the acquisition of ViroPharma by Shire.

INTUNIV – ADHD

The growth in INTUNIV product sales (up 11%) in Q2 2014 was driven by price increases taken since Q2 2013, partially offset by higher sales deductions as a percentage of product sales in Q2 2014.

ADDERALL XR – ADHD

ADDERALL XR product sales decreased (down 11%) in Q2 2014 primarily due to lower stocking, lower shipments of product to authorised generic suppliers and higher sales deductions in Q2 2014 as compared to Q2 2013.

VPRIV – Gaucher disease

VPRIV product sales in Q2 2014 were up 9% compared to Q2 2013 as we continue to add naïve patients and gain patients switching from other therapies.

FIRAZYR – for the treatment of acute HAE attacks

FIRAZYR strong product sales growth (up 80%) was primarily due to growth in patients on therapy, the effect of a price increase and a higher number of treated attacks, particularly in the US market.

PENTASA – Ulcerative Colitis

PENTASA product sales decreased in Q2 2014 (down 14%) driven by a decrease in US prescription demand and destocking in Q2 2014 as compared to stocking in Q2 2013, partially offset by price increases taken since Q2 2013.

2.	Royalties

			Year on year growth
Product		Royalties to Shire $M	Royalties	CER

FOSRENOL®	1.00	9.4	-13%	-13%
3TC® and ZEFFIX®	1.00	8.3	-27%	-25%
ADDERALL XR	1.00	4.5	-8%	-8%
Other	1.00	7.0	-25%	-28%
Total	1.00	29.2	-20%	-20%

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3.	Financial details

Cost of product sales

	Q2 2014 $M	% of product sales	Q2 2013 $M	% of product sales
Cost of product sales (US GAAP)	277.0	19%	164.3	14%
Unwind of ViroPharma inventory fair value step-up	(33.7)		-
Depreciation	(17.8)		(9.2)
Cost of product sales (Non GAAP)	225.5	15%	155.1	13%

Non GAAP cost of product sales as a percentage of product sales increased by 2 percentage points in Q2 2014 compared to the same period in 2013. Cost of product sales in Q2 2014 was impacted by inventory write offs (approximating 2% of product sales) and the inclusion of lower margin CINRYZE acquired with ViroPharma.

US GAAP cost of product sales as a percentage of product sales was 5 percentage points higher than the same period in 2013, as in addition to the factors above, Q2 2014 also included charges of $33.7 million on the unwind of the fair value adjustment on acquired ViroPharma inventories.

R&D

	Q2 2014 $M	% of product sales	Q2 2013 $M	% of product sales
R&D (US GAAP)	236.9	16%	256.5	21%
Impairment of intangible assets	(22.0)		(19.9)
Depreciation	(5.8)		(4.3)
R&D (Non GAAP)	209.1	14%	232.3	19%

Non GAAP R&D decreased by $23.2 million, or 10% in Q2 2014, following the completion of several large Phase 3 programs since Q2 2013 including new uses for LDX, the effect of portfolio prioritization decisions taken during 2013 and lower overheads due to the One Shire reorganization, partially offset by the inclusion of programs acquired with ViroPharma.

US GAAP R&D decreased by $19.6 million, or 8% as compared to Q2 2013.

SG&A

	Q2 2014 $M	% of product sales	Q2 2013 $M	% of product sales
SG&A (US GAAP)	496.2	34%	410.0	34%
Intangible asset amortization	(61.2)		(35.9)
Legal and litigation costs	(2.2)		(1.8)
Costs incurred in connection with the recommended combination of Shire and AbbVie	(19.1)		-
Depreciation	(21.1)		(15.6)
SG&A (Non GAAP)	392.6	27%	356.7	30%

Non GAAP SG&A increased by $35.9 million, or 10%. The inclusion of ViroPharma SG&A in Q2 2014 and commercial spending in advance of anticipated product launches for certain products, offset lower overheads following the One Shire reorganization. Non GAAP SG&A as a percentage of product sales was 3 percentage points lower than Q2 2013 as we continue to see benefits from the One Shire reorganization and the focus on operational discipline in Q2 2014.

US GAAP SG&A increased by $86.2 million, or 21%, as compared to Q2 2013, primarily due to higher intangible asset amortization as a result of new assets acquired with ViroPharma and costs incurred in connection with the recommended combination of Shire and AbbVie.

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Gain on sale of product rights

For the three months to June 30, 2014 Shire recorded a net gain on sale of product rights of $3.8 million (2013: $4.5 million) following the re-measurement of the contingent consideration receivable from the divestment of DAYTRANA®.

Reorganization costs

For the three months to June 30, 2014 Shire recorded reorganization costs of $45.8 million (Q2 2013:  $17.7 million), primarily related to the One Shire reorganization as we continue the implementation of our new operating model.

Integration and acquisition costs

For the three months to June 30, 2014 Shire recorded integration and acquisition costs of $112.1 million, comprising $80.6 million relating to the change in fair value of contingent consideration liabilities and $31.5 million primarily related to the acquisition and integration of ViroPharma.

The change in fair value of contingent consideration liabilities principally relates to the acquisition of SARcode Biosciences Inc. (“SARcode”), and the increase in these liabilities reflects Shire’s increased confidence in the lifitegrast program and the intention to submit the NDA for lifitegrast in Q1 2015.

In Q2 2013 integration and acquisition costs ($17.4 million) primarily related to the acquisition of SARcode and Lotus Tissue Repair Inc. (“Lotus”), in addition to charges related to the change in fair values of contingent consideration liabilities.

Interest income

For the three months to June 30, 2014 Shire recorded interest income of $18.7 million (2013: $0.5 million), principally due to the recognition of interest income on cash deposited with the Canadian revenue authorities prior to receipt of assessments and related tax refunds in Q2 2014 ($18.6 million). This interest income has been excluded from Non GAAP interest income.

Interest expense

For the three months to June 30, 2014 Shire incurred interest expense of $11.1 million (Q2 2013: $9.1 million). Interest expense in Q2 2014 primarily related to interest and the amortization of issue costs incurred on borrowings to fund the ViroPharma acquisition. Interest expense in Q2 2013 principally related to the coupon and amortization of costs on Shire’s convertible bonds which were fully redeemed or converted in Q4 2013.

Taxation

The effective rate of tax on Non GAAP income in Q2 2014 was 16% (Q2 2013: 23%), and on a US GAAP basis the effective rate of tax was -51% (Q2 2013: 24%).

The effective rate of tax on Non GAAP income in Q2 2014 is lower than the same period in 2013, primarily due to changes in profit mix, movements in uncertain tax positions relating to ongoing tax audits and the adverse tax impact in Q2 2013 of the finalisation of various tax returns.

The negative effective rate of tax on US GAAP income from continuing operations in Q2 2014 is due to the recognition of a net tax credit of $216.0 million following the settlement of certain tax positions with the Canadian revenue authorities.

Discontinued operations

The loss from discontinued operations for the three months to June 30, 2014 was $5.2 million net of tax (2013: $32.8 million), primarily relating to costs associated with the divestment of the DERMAGRAFT business.

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FINANCIAL INFORMATION

12

Unaudited US GAAP financial position as of June 30, 2014
Consolidated Balance Sheets
	June 30,	December 31,
	2014	2013
	$M	$M
ASSETS
Current assets:
Cash and cash equivalents	153.6	2,239.4
Restricted cash	34.1	22.2
Accounts receivable, net	1,051.5	961.2
Inventories	585.0	455.3
Assets held for sale	-	31.6
Deferred tax asset	370.2	315.6
Prepaid expenses and other current assets	418.6	263.0

Total current assets	2,613.0	4,288.3

Non-current assets:
Investments	40.1	31.8
Property, plant and equipment ("PP&E"), net	852.5	891.8
Goodwill	2,283.4	624.6
Other intangible assets, net	5,325.5	2,312.6
Deferred tax asset	145.7	141.1
Other non-current assets	84.2	32.8

Total assets	11,344.4	8,323.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	1,783.0	1,688.4
Short term borrowings	210.8	-
Other current liabilities	222.8	119.5

Total current liabilities	2,216.6	1,807.9

Non-current liabilities:
Long term borrowings	850.0	-
Deferred tax liability	1,403.6	560.6
Other non-current liabilities	755.1	588.5

Total liabilities	5,225.3	2,957.0

Equity:
Common stock of 5p par value; 1,000 million shares authorized; and 598.3 million shares issued and outstanding (2013: 1,000 million shares authorized; and 597.5 million shares issued and outstanding)	58.6	58.6
Additional paid-in capital	4,271.1	4,186.3
Treasury stock: 11.4 million shares (2013: 13.4 million)	(368.1)	(450.6)
Accumulated other comprehensive income	124.1	110.2
Retained earnings	2,033.4	1,461.5

Total equity	6,119.1	5,366.0

Total liabilities and equity	11,344.4	8,323.0

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Unaudited US GAAP results for the three months and six months to June 30, 2014
Consolidated Statements of Income

	3 months to June 30,		6 months to June 30,
	2014	2013	2014	2013
	$M	$M	$M	$M
Revenues:
Product sales	1,469.6	1,207.9	2,777.7	2,306.1
Royalties	29.2	36.3	61.5	74.8
Other revenues	3.3	8.0	9.7	14.7
Total revenues	1,502.1	1,252.2	2,848.9	2,395.6

Costs and expenses:
Cost of product sales	277.0	164.3	506.5	311.7
R&D(1)	236.9	256.5	597.4	477.1
SG&A(1)	496.2	410.0	926.5	801.7
Goodwill impairment charge	-	-	-	7.1
Gain on sale of product rights	(3.8)	(4.5)	(40.2)	(11.0)
Reorganization costs	45.8	17.7	95.2	35.2
Integration and acquisition costs	112.1	17.4	118.7	21.5
Total operating expenses	1,164.2	861.4	2,204.1	1,643.3

Operating income from continuing operations	337.9	390.8	644.8	752.3

Interest income	18.7	0.5	19.2	1.2
Interest expense	(11.1)	(9.1)	(18.9)	(18.3)
Other income/(expense), net	3.3	(1.3)	8.0	(2.3)
Total other income/(expense), net	10.9	(9.9)	8.3	(19.4)

Income from continuing operations before income taxes and equity in earnings of equity method investees	348.8	380.9	653.1	732.9
Income taxes	176.5	(90.5)	125.9	(161.9)
Equity in earnings of equity method investees, net of taxes	3.0	0.5	2.4	0.9
Income from continuing operations, net of tax	528.3	290.9	781.4	571.9
Loss from discontinued operations, net of taxes	(5.2)	(32.8)	(27.9)	(249.0)
Net income	523.1	258.1	753.5	322.9

(1)
R&D includes intangible asset impairment charges of $22.0 million for the three months to June 30, 2014 (2013: $19.9 million) and $188.0 million for the six months to June 30, 2014 (2013: $19.9 million). SG&A costs include amortization charges of intangible assets relating to intellectual property rights acquired of $61.2 million for the three months to June 30, 2014 (2013: $35.9 million) and $119.0 million for the six months to June 30, 2014 (2013: $72.0 million).

14

Unaudited US GAAP results for the three months and six months to June 30, 2014
Consolidated Statements of Income (continued)

	3 months to June 30,				6 months to June 30,
	2014		2013		2014		2013
Earnings per Ordinary Share – basic
Earnings from continuing operations	90.1	c	52.9	c	133.6	c	103.9	c
Loss from discontinued operations	(0.9c	)	(6.0c	)	(4.8c	)	(45.3c	)

Earnings per Ordinary Share – basic	89.2	c	46.9	c	128.8	c	58.6	c

Earnings per ADS – basic	267.6	c	140.7	c	386.4	c	175.8	c

Earnings per Ordinary Share – diluted
Earnings from continuing operations	89.5	c	50.9	c	132.3	c	99.9	c
Loss from discontinued operations	(0.9c	)	(5.6c	)	(4.7c	)	(42.4c	)

Earnings per Ordinary Share – diluted	88.6	c	45.3	c	127.6	c	57.5	c

Earnings per ADS – diluted	265.8	c	135.9	c	382.8	c	172.5	c

Weighted average number of shares:
	Millions		Millions		Millions		Millions

Basic	586.4		549.6		585.3		550.5
Diluted	590.3		586.0		590.3		587.5

15

Unaudited US GAAP results for the three months and six months to June 30, 2014
Consolidated Statements of Cash Flows

	3 months to June 30,		6 months to June 30,
	2014	2013	2014	2013
	$M	$M	$M	$M
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	523.1	258.1	753.5	322.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108.3	76.2	204.8	151.2
Share based compensation	29.5	19.8	55.7	36.4
Change in fair value of contingent consideration	80.6	11.9	21.4	13.7
Impairment of intangible assets	22.0	19.9	188.0	19.9
Goodwill impairment charge	-	-	-	198.9
Write down of assets	0.9	8.2	13.0	8.3
Gain on sale of product rights	(3.8)	(4.5)	(40.2)	(11.0)
Unwind of ViroPharma inventory fair value step-up	33.8	-	72.5	-
Other, net	16.2	(1.1)	14.1	(1.1)
Movement in deferred taxes	6.8	19.8	25.3	21.2
Equity in earnings of equity method investees	(3.0)	(0.5)	(2.4)	(0.9)
Changes in operating assets and liabilities:
Decrease/(increase) in accounts receivable	40.0	(51.3)	(37.3)	(102.6)
Increase/(decrease) in sales deduction accrual	35.2	(4.4)	106.0	40.0
Decrease/(increase) in inventory	6.9	(24.8)	(11.7)	(53.9)
Increase in prepayments and other assets	(62.9)	(4.7)	(137.5)	(66.5)
Increase/(decrease) in accounts payable and other liabilities	0.4	(67.2)	(145.1)	(160.7)
Returns on investment from joint venture	-	3.2	-	3.2
Net cash provided by operating activities(A)	834.0	258.6	1,080.1	419.0

CASH FLOWS FROM INVESTING ACTIVITIES:

Movements in restricted cash	(1.8)	1.7	(11.9)	(0.5)
Purchases of subsidiary undertakings and businesses, net of cash acquired	(253.9)	(150.6)	(4,018.3)	(227.8)
Purchases of non-current investments	(2.8)	(3.9)	(3.1)	(6.7)
Purchases of PP&E	(3.8)	(17.7)	(19.1)	(65.0)
Proceeds from short-term investments	9.5	-	56.3	-
Proceeds from disposal of non-current investments	-	7.0	8.0	7.7
Proceeds received on sale of product rights	4.8	5.5	52.8	10.3
Other, net	0.1	-	(2.8)	2.7
Net cash used in investing activities(B)	(247.9)	(158.0)	(3,938.1)	(279.3)

16

Unaudited US GAAP results for the three months and six months to June 30, 2014
Consolidated Statements of Cash Flows (continued)

	3 months to June 30,		6 months to June 30,
	2014	2013	2014	2013
	$M	$M	$M	$M

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from revolving line of credit, long term and short term borrowings	140.8	-	2,310.8	-
Repayment of revolving line of credit	(601.4)	-	(1,251.6)	-
Repayment of debt acquired through business combinations	(17.6)	-	(551.5)	-
Proceeds from ViroPharma call options	-	-	346.7	-
Payment of dividend	(99.6)	(79.2)	(99.6)	(79.2)
Payments to acquire shares by the Employee Benefit Trust ("EBT")	-	(50.0)		(50.0)
Payments to acquire shares under the share buy-back program	-	(107.1)	-	(177.7)
Excess tax benefit associated with exercise of stock options	8.6	1.7	29.1	6.1
Contingent consideration payments	(2.5)	(2.8)	(10.3)	(8.8)
Other, net	(0.5)	(6.8)	(0.3)	(7.5)
Net cash (used in)/provided by financing activities(C)	(572.2)	(244.2)	773.3	(317.1)
Effect of foreign exchange rate changes on cash and cash equivalents (D)	0.6	(5.2)	(1.1)	(2.9)
Net increase/(decrease) in cash and cash equivalents(A) +(B) +(C) +(D)	14.5	(148.8)	(2,085.8)	(180.3)
Cash and cash equivalents at beginning of period	139.1	1,450.7	2,239.4	1,482.2
Cash and cash equivalents at end of period	153.6	1,301.9	153.6	1,301.9

17

Unaudited US GAAP results for the three months and six months to June 30, 2014
Selected Notes to the Financial Statements

 (1) Earnings Per Share (“EPS”)

	3 months to June 30,		6 months to June 30,
	2014	2013	2014	2013
	$M	$M	$M	$M

Income from continuing operations	528.3	290.9	781.4	571.9
Loss from discontinued operation	(5.2)	(32.8)	(27.9)	(249.0)

Numerator for basic EPS	523.1	258.1	753.5	322.9
Interest on convertible bonds, net of tax	-	7.5	-	15.1

Numerator for diluted EPS	523.1	265.6	753.5	338.0

Weighted average number of shares:
	Millions	Millions	Millions	Millions
Basic(1)	586.4	549.6	585.3	550.5
Effect of dilutive shares:
Share based awards to employees(2)	3.9	2.6	5.0	3.3
Convertible bonds(3)	-	33.8	-	33.7

Diluted	590.3	586.0	590.3	587.5

(1)	Excludes shares purchased by the EBT and under the share buy-back program and presented by Shire as treasury stock.
(2)	Calculated using the treasury stock method.
(3)	Calculated using the “if converted” method.

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

	3 months to June 30,		6 months to June 30,
	2014	2013	2014	2013
	Millions	Millions	Millions	Millions
Share based awards to employees(1)	0.3	11.0	1.2	9.1

(1)
Certain stock options have been excluded from the calculation of diluted EPS because (a) their exercise prices exceeded Shire’s average share price during the calculation period or (b) the required performance conditions were not satisfied as at the balance sheet date.

18

Unaudited US GAAP results for the three months to June 30, 2014
Selected Notes to the Financial Statements

(2)  Analysis of revenues

3 months to June 30,	2014	2013	2014	2014
			%	% of total
	$M	$M	change	revenue
Net product sales:
VYVANSE	359.5	300.3	20%	24%
ELAPRASE	152.1	149.2	2%	10%
LIALDA/MEZAVANT	143.6	137.5	4%	10%
REPLAGAL	130.5	114.1	14%	9%
CINRYZE	129.9	-	n/a	9%
INTUNIV	100.0	90.4	11%	7%
ADDERALL XR	99.8	112.3	-11%	7%
VPRIV	89.7	82.5	9%	6%
FIRAZYR	89.0	49.5	80%	6%
PENTASA	63.2	73.6	-14%	4%
FOSRENOL	46.7	42.1	11%	3%
XAGRID	27.9	26.5	5%	2%
Other product sales	37.7	29.9	26%	3%
Total product sales	1,469.6	1,207.9	22%	98%

Royalties:
FOSRENOL	9.4	10.8	-13%	<1%
3TC and ZEFFIX	8.3	11.3	-27%	<1%
ADDERALL XR	4.5	4.9	-8%	<1%
Other	7.0	9.3	-25%	<1%
Total royalties	29.2	36.3	-20%	2%

Other revenues	3.3	8.0	-59%	<1%

Total revenues	1,502.1	1,252.2	20%	100%

19

Unaudited US GAAP results for the six months to June 30, 2014
Selected Notes to the Financial Statements

(2)  Analysis of revenues

6 months to June 30,	2014	2013	2014	2014
			%	% of total
	$M	$M	change	revenue
Net product sales:
VYVANSE	710.7	598.7	19%	25%
ELAPRASE	280.7	263.5	7%	10%
LIALDA/MEZAVANT	272.5	238.0	14%	10%
REPLAGAL	244.8	228.1	7%	9%
CINRYZE	215.5	-	n/a	8%
INTUNIV	182.3	168.1	8%	6%
ADDERALL XR	184.9	212.1	-13%	6%
VPRIV	176.6	164.1	8%	6%
FIRAZYR	163.9	91.2	80%	6%
PENTASA	135.5	144.6	-6%	5%
FOSRENOL	88.1	84.4	4%	3%
XAGRID	55.0	49.9	10%	2%
Other product sales	67.2	63.4	6%	2%
Total product sales	2,777.7	2,306.1	20%	98%

Royalties:
FOSRENOL	22.2	19.8	12%	1%
3TC and ZEFFIX	15.8	23.8	-34%	1%
ADDERALL XR	13.5	13.0	4%	<1%
Other	10.0	18.2	-45%	<1%
Total royalties	61.5	74.8	-18%	2%

Other revenues	9.7	14.7	-34%	<1%

Total revenues	2,848.9	2,395.6	19%	100%

20

Unaudited results for the three months to June 30, 2014
Non GAAP reconciliation

3 months to June 30, 2014	US GAAP		Adjustments										Non GAAP

			(a)		(b)		(c)		(d)		(e)	(f)
	$M		$M		$M		$M		$M		$M	$M	$M
Total revenues	1,502.1		-		-		-		-		-	-	1,502.1

Costs and expenses:
Cost of product sales	277.0		-		(33.7)		-		-		-	(17.8)	225.5
R&D	236.9		(22.0)		-		-		-		-	(5.8)	209.1
SG&A	496.2		(61.2)		-		-		(2.2)		(19.1)	(21.1)	392.6
Gain on sale of product rights	(3.8)		-		-		3.8		-		-	-	-
Reorganization costs	45.8		-		-		(45.8)		-		-	-	-
Integration and acquisition costs	112.1		-		(112.1)		-		-		-	-	-
Depreciation	-		-		-		-		-		-	44.7	44.7
Total operating expenses	1,164.2		(83.2)		(145.8)		(42.0)		(2.2)		(19.1)	-	871.9

Operating income	337.9		83.2		145.8		42.0		2.2		19.1	-	630.2

Interest income	18.7		-		-		-		-		(18.6)	-	0.1
Interest expense	(11.1)		-		-		-		-		-	-	(11.1)
Other expense, net	3.3		-		-		-		-		-	-	3.3
Total other income/(expense), net	10.9		-		-		-		-		(18.6)	-	(7.7)
Income before income taxes and equity in earnings of equity method investees	348.8		83.2		145.8		42.0		2.2		0.5	-	622.5
Income taxes	176.5		(31.5)		(15.3)		(12.7)		(0.8)		(216.0)	-	(99.8)
Equity in earnings of equity method investees, net of tax	3.0		-		-		-		-		-	-	3.0
Net income from continuing operations	528.3		51.7		130.5		29.3		1.4		(215.5)	-	525.7
Loss from discontinued operations, net of tax	(5.2)		-		-		5.2		-		-	-	-
Net income	523.1		51.7		130.5		34.5		1.4		(215.5)	-	525.7
Weighted average number of shares (millions) – diluted	590.3		-		-		-		-		-	-	590.3
Diluted earnings per ADS	265.8	c	26.5	c	66.4	c	17.5	c	0.6	c	(109.5)	-	267.3	c

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Impairment of IPR&D intangible asset ($22.0 million), amortization of intangible assets relating to intellectual property rights acquired ($61.2 million), and tax effect of adjustments;

(b)
Acquisition and integration activities: Unwind of ViroPharma inventory fair value adjustments ($33.7 million), costs primarily associated with the acquisition and integration of ViroPharma ($31.5 million), net charge related to the change in fair value of contingent consideration liabilities ($80.6 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Gain on re-measurement of DAYTRANA contingent consideration to fair value ($3.8 million), costs relating to the One Shire reorganization ($45.8 million), tax effect of adjustments, and loss from discontinued operations, net of tax ($5.2 million);

(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($2.2 million), and tax effect of adjustments;
(e)
Other: Net income tax credit related to the settlement of certain tax positions with the Canadian revenue authorities ($216.0 million), related interest income received in respect of cash deposited with the Canadian revenue authorities ($18.6 million), costs associated with the recommended combination of Shire and AbbVie ($19.1 million), and tax effect of adjustments; and

(f)	Depreciation reclassification: Depreciation of $44.7 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

21

Unaudited results for the three months to June 30, 2013
Non GAAP reconciliation

3 months to June 30, 2013	US GAAP	Adjustments	Non GAAP

(a)	(b)	(c)	(d)	(e)
$M	$M	$M	$M	$M	$M	$M
Total revenues	1,252.2	-	-	-	-	-	1,252.2

Costs and expenses:
Cost of product sales	164.3	-	-	-	-	(9.2)	155.1
R&D	256.5	(19.9)	-	-	-	(4.3)	232.3
SG&A	410.0	(35.9)	-	-	(1.8)	(15.6)	356.7
Gain on sale of product rights	(4.5)	-	-	4.5	-	-	-
Reorganization costs	17.7	-	-	(17.7)	-	-	-
Integration and acquisition costs	17.4	-	(17.4)	-	-	-	-
Depreciation	-	-	-	-	-	29.1	29.1
Total operating expenses	861.4	(55.8)	(17.4)	(13.2)	(1.8)	-	773.2

Operating income	390.8	55.8	17.4	13.2	1.8	-	479.0

Interest income	0.5	-	-	-	-	-	0.5
Interest expense	(9.1)	-	-	-	-	-	(9.1)
Other expense, net	(1.3)	-	-	-	-	-	(1.3)
Total other expense, net	(9.9)	-	-	-	-	-	(9.9)
Income before income taxes and equity in earnings of equity method investees	380.9	55.8	17.4	13.2	1.8	-	469.1
Income taxes	(90.5)	(10.9)	(1.6)	(5.8)	(0.7)	-	(109.5)
Equity in earnings of equity method investees, net of tax	0.5	-	-	-	-	-	0.5
Income from continuing operations	290.9	44.9	15.8	7.4	1.1	-	360.1
Loss from discontinued operations, net of tax	(32.8)	-	-	32.8	-	-	-
Net income	258.1	44.9	15.8	40.2	1.1	-	360.1
Impact of convertible debt, net of tax	7.5	-	-	-	-	-	7.5
Numerator for diluted EPS	265.6	44.9	15.8	40.2	1.1	-	367.6
Weighted average number of shares (millions) – diluted	586.0	-	-	-	-	-	586.0
Diluted earnings per ADS	135.9	c	23.0	c	8.1	c	20.6	c	0.5	c	-	188.1	c

The following items are included in Adjustments:
a)
Amortization and asset impairments: Impairment of IPR&D intangible assets acquired with Movetis ($19.9 million), amortization of intangible assets relating to intellectual property rights acquired ($35.9 million), and tax effect of adjustments;

b)
Acquisition and integration activities: Costs primarily associated with the acquisition of SARcode and Lotus ($5.5 million), charges related to the change in fair values of contingent consideration liabilities ($11.9 million), and tax effect of adjustments;

c)
Divestments, reorganizations and discontinued operations: Gain on re-measurement of DAYTRANA contingent consideration to fair value ($4.5 million), costs relating to the collective dismissal and closure of Shire’s facility at Turnhout, Belgium and the One Shire reorganization costs ($17.7 million), tax effect of adjustments, and loss from discontinued operations, net of tax ($32.8 million);

d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($1.8 million), and tax effect of adjustments; and
e)	Depreciation reclassification: Depreciation of $29.1 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

22

Unaudited results for the six months to June 30, 2014
Non GAAP reconciliation

6 months to June 30, 2014	US GAAP		Adjustments										Non GAAP

			(a)		(b)		(c)		(d)		(e)	(f)
	$M		$M		$M		$M		$M		$M	$M	$M
Total revenues	2,848.9		-		-		-		-		-	-	2,848.9

Costs and expenses:
Cost of product sales	506.5		-		(72.5)		-		-		-	(28.0)	406.0
R&D	597.4		(188.0)		-		-		-		-	(11.6)	397.8
SG&A	926.5		(119.0)		-		-		(3.9)		(19.1)	(41.9)	742.6
Gain on sale of product rights	(40.2)		-		-		40.2		-		-	-	-
Reorganization costs	95.2		-		-		(95.2)		-		-	-	-
Integration and acquisition costs	118.7		-		(118.7)		-		-		-	-	-
Depreciation	-		-		-		-		-		-	81.5	81.5
Total operating expenses	2,204.1		(307.0)		(191.2)		(55.0)		(3.9)		(19.1)	-	1,627.9

Operating income	644.8		307.0		191.2		55.0		3.9		19.1	-	1,221.0

Interest income	19.2		-		-		-		-		(18.6)	-	0.6
Interest expense	(18.9)		-		-		-		-		-	-	(18.9)
Other income/(expense), net	8.0		-		-		(5.0)		-		-	-	3.0
Total other income/(expense), net	8.3		-		-		(5.0)		-		(18.6)	-	(15.3)
Income before income taxes and equity in earnings of equity method investees	653.1		307.0		191.2		50.0		3.9		0.5	-	1,205.7
Income taxes	125.9		(76.0)		(25.5)		(25.4)		(1.4)		(216.0)	-	(218.4)
Equity in earnings of equity method investees, net of tax	2.4		-		-		-		-		-	-	2.4
Income from continuing operations	781.4		231.0		165.7		24.6		2.5		(215.5)	-	989.7
Loss from discontinued operations, net of tax	(27.9)		-		-		27.9		-		-	-	-
Net income	753.5		231.0		165.7		52.5		2.5		(215.5)	-	989.7
Numerator for diluted EPS	753.5		231.0		165.7		52.5		2.5		(215.5)	-	989.7
Weighted average number of shares (millions) – diluted	590.3		-		-		-		-		-	-	590.3
Diluted earnings per ADS	382.8	c	117.4	c	84.4	c	26.8	c	1.2	c	(109.5)	-	503.1	c

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Impairment of IPR&D intangible assets ($188.0 million), amortization of intangible assets relating to intellectual property rights acquired ($119.0 million), and tax effect of adjustments;

(b)
Acquisitions and integration activities: Unwind of ViroPharma inventory fair value adjustments ($72.5 million), costs primarily associated with acquisition of ViroPharma ($97.3 million), net charge related to the change in fair values of contingent consideration liabilities ($21.4 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Gain on sale of CALCICHEW product rights and on re-measurement of DAYTRANA contingent consideration to fair value ($40.2 million), costs relating to the One Shire reorganization ($95.2 million), gain on sale of long term investments ($5.0 million), tax effect of adjustments and loss from discontinued operations, net of tax ($27.9 million);

(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($3.9 million), and tax effect of adjustments;
(e)
Other: Net income tax credit related to the settlement of certain tax positions with the Canadian revenue authorities ($216.0 million), related interest income received in respect of cash deposited with the Canadian revenue authorities ($18.6 million), costs associated with the recommended combination of Shire and AbbVie ($19.1 million), and tax effect of adjustment; and

(f)	Depreciation reclassification: Depreciation of $81.5 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

23

Unaudited results for the six months to June 30, 2013
Non GAAP reconciliation

6 months to June 30, 2013	US GAAP	Adjustments	Non GAAP

(a)	(b)	(c)	(d)	(e)
$M	$M	$M	$M	$M	$M	$M
Total revenues	2,395.6	-	-	-	-	-	2,395.6

Costs and expenses:
Cost of product sales	311.7	-	-	-	-	(16.3)	295.4
R&D	477.1	(19.9)	-	-	-	(8.9)	448.3
SG&A	801.7	(72.0)	-	-	(3.4)	(31.7)	694.6
Goodwill impairment charge	7.1	(7.1)	-	-	-	-	-
Gain on sale of product rights	(11.0)	-	-	11.0	-	-	-
Reorganization costs	35.2	-	-	(35.2)	-	-	-
Integration and acquisition costs	21.5	-	(21.5)	-	-	-	-
Depreciation	-	-	-	-	-	56.9	56.9
Total operating expenses	1,643.3	(99.0)	(21.5)	(24.2)	(3.4)	-	1,495.2

Operating income	752.3	99.0	21.5	24.2	3.4	-	900.4

Interest income	1.2	-	-	-	-	-	1.2
Interest expense	(18.3)	-	-	-	-	-	(18.3)
Other expense, net	(2.3)	-	-	-	-	-	(2.3)
Total other expense, net	(19.4)	-	-	-	-	-	(19.4)
Income before income taxes and equity in earnings of equity method investees	732.9	99.0	21.5	24.2	3.4	-	881.0
Income taxes	(161.9)	(21.9)	(2.1)	(5.8)	(1.3)	-	(193.0)
Equity in earnings of equity method investees, net of tax	0.9	-	-	-	-	-	0.9
Income from continuing operations	571.9	77.1	19.4	18.4	2.1	-	688.9
Loss from discontinued operations, net of tax	(249.0)	-	-	249.0	-	-	-
Net income	322.9	77.1	19.4	267.4	2.1	-	688.9
Impact of convertible debt, net of tax	15.1	-	-	-	-	-	15.1
Numerator for diluted EPS	338.0	77.1	19.4	267.4	2.1	-	704.0
Weighted average number of shares (millions) – diluted	587.5	-	-	-	-	-	587.5
Diluted earnings per ADS	172.5	c	39.4	c	9.9	c	136.5	c	1.1	c	-	359.4	c

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Impairment of IPR&D intangible assets acquired with Movetis ($19.9 million), impairment of goodwill relating to Shire’s Regenerative Medicine Business relating to continuing operations ($7.1 million), amortization of intangible assets relating to intellectual property rights acquired ($72.0 million), and tax effect of adjustments;

(b)
Acquisitions and integration activities: Costs primarily associated with the acquisition of SARcode and Lotus ($7.8 million), charges related to the change in fair values of contingent consideration liabilities ($13.7 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Re-measurement of DAYTRANA contingent consideration to higher fair value ($11.0 million), costs relating to the collective dismissal and closure of Shire’s facility at Turnhout, Belgium and the One Shire reorganization costs ($35.2 million), tax effect of adjustments and loss from discontinued operations, net of tax ($249.0 million);

(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($3.4 million), and tax effect of adjustments; and
(e)	Depreciation reclassification: Depreciation of $56.9 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

24

Unaudited results for the three months and six months to June 30, 2014
Non GAAP reconciliation

The following table reconciles US GAAP net income to Non GAAP EBITDA:

	3 months to June 30,		6 months to June 30,
	2014	2013	2014	2013
	$M	$M	$M	$M
US GAAP Net Income	523.1	258.1	753.5	322.9
(Deduct) / add back:
Loss from discontinued operations, net of tax	5.2	32.8	27.9	249.0
Equity in earnings of equity method investees, net of taxes	(3.0)	(0.5)	(2.4)	(0.9)
Income taxes	(176.5)	90.5	(125.9)	161.9
Other expense/ (income), net	(3.3)	1.3	(8.0)	2.3
Interest expense	11.1	9.1	18.9	18.3
Interest income	(18.7)	(0.5)	(19.2)	(1.2)

US GAAP Operating income from continuing operations	337.9	390.8	644.8	752.3

Amortization	61.2	35.9	119.0	72.0
Depreciation	44.7	29.1	81.5	56.9
Asset impairments	22.0	19.9	188.0	27.0
Acquisition and integration activities	145.8	17.4	191.2	21.5
Divestments, reorganizations and discontinued operations	42.0	13.2	55.0	24.2
Legal and litigation costs	2.2	1.8	3.9	3.4
Other	19.1	-	19.1	-

Non GAAP EBITDA	674.9	508.1	1,302.5	957.3

Depreciation	(44.7)	(29.1)	(81.5)	(56.9)

Non GAAP Operating income from continuing operations	630.2	479.0	1,221.0	900.4

Net income margin(1)	35%	21%	26%	13%

Non GAAP EBITDA margin(2)	44%	38%	44%	38%

(1) Net income margin as a percentage of total revenues

(2) Non GAAP EBITDA margin as a percentage of product sales, excluding royalties and other revenues

25

Unaudited results for the three months and six months to June 30, 2014
Non GAAP reconciliation

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP cash generation:

	3 months to June 30,		6 months to June 30,
	2014	2013	2014	2013
	$M	$M	$M	$M
Net cash provided by operating activities	834.0	258.6	1,080.1	419.0
Tax and interest payments, net	72.6	115.4	157.8	212.5
Receipt from the Canadian revenue authorities	(248.0)	-	(248.0)	-
Non GAAP cash generation	658.6	374.0	989.9	631.5

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP free cash flow:

	3 months to June 30,		6 months to June 30,
	2014	2013	2014	2013
	$M	$M	$M	$M
Net cash provided by operating activities	834.0	258.6	1,080.1	419.0
Capital expenditure	(3.8)	(17.7)	(19.1)	(65.0)
Non GAAP free cash flow	830.2	240.9	1,061.0	354.0

Non GAAP net (debt)/cash comprises:

	June 30,	December 31,
	2014	2013
	$M	$M
Cash and cash equivalents	153.6	2,239.4

Long term borrowings	(850.0)	-
Short term borrowings	(210.8)	-
Other debt	(13.1)	(8.9)
Non GAAP net (debt)/cash	(920.3)	2,230.5

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Neuroscience, Rare Diseases, Gastrointestinal, and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmology.

www.shire.com

26

CODE

The statement in Schedule 1 constitutes a profit forecast and has been reported on under Rule 28 of the City Code on Takeovers and Mergers (the “Code”) by Deloitte LLP (“Deloitte”), the Company’s reporting accountants, and by Citigroup Global Markets Limited (“Citi”), Evercore Partners International LLP (“Evercore”), Goldman Sachs International (“Goldman Sachs”) and Morgan Stanley & Co. International plc (“Morgan Stanley”), the Company’s financial advisers. As required by the Takeover Code, their reports are set out in Schedules 2 and 3 respectively of the Q2 Earnings Release dated July 18, 2014 which is available on the Shire website at www.shire.com. Deloitte, Citi, Evercore, Goldman Sachs and Morgan Stanley have given and not withdrawn their consent to the inclusion of their reports within Schedules 2 and 3 respectively of the Q2 Earnings Release.

In accordance with Rule 28.4(a) of the Code, the principal assumptions upon which the forecast is based are included at Schedule 1 to this announcement. In accordance with Rule 28.4(c) of the Code, there is a clear distinction in Schedule 1 between assumptions which the directors of Shire (or other members of Shire’s management) can influence and those which they cannot influence.

FURTHER INFORMATION

Citi, which is authorised by the Prudential Regulation Authority and regulated by the Prudential Regulation Authority and the Financial Conduct Authority, is acting exclusively for Shire and for no-one else in connection with the matters set out in this announcement and will not be responsible to anyone other than Shire for providing the protections afforded to its clients or for providing advice in connection with the matters set out in this announcement.

Evercore, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting as financial adviser exclusively for Shire and no one else in connection with the matters referred to in this announcement and will not regard any other person as its client in relation to the matters referred to in this announcement and will not be responsible to anyone other than Shire for providing the protections afforded to clients of Evercore, nor for providing advice in relation to the matters referred to in this announcement.

Goldman Sachs International, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as financial adviser to Shire and no one else in connection with the matters referred to in this announcement. In connection with such matters Goldman Sachs International, its affiliates and its and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Shire for providing the protections afforded to clients of Goldman Sachs International, or for giving advice in connection with the contents of this announcement or any other matter referred to herein.

Morgan Stanley, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as financial adviser to Shire and no one else in connection with the matters referred to in this announcement.  In connection with such matters, Morgan Stanley & Co. International plc, its affiliates and its and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to any other person other than Shire for providing the protections afforded to their clients or for providing advice in connection with the contents of this announcement or any other matter referred to herein.

27

FORWARD - LOOKING STATEMENTS - "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included in this announcement that are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, that:

•	Shire’s products may not be a commercial success;

•	revenues from ADDERALL XR are subject to generic erosion and revenues from INTUNIV will become subject to generic competition starting in December 2014;

•
the failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third-party payors in a timely manner for Shire's products may impact future revenues, financial condition and results of operations;

•
Shire conducts its own manufacturing operations for certain of its Rare Diseases products and is reliant on third party contractors to manufacture other products and to provide goods and services. Some of Shire’s products or ingredients are only available from a single approved source for manufacture. Any disruption to the supply chain for any of Shire’s products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis for some period of time.

•
the development, approval and manufacturing of Shire’s products is subject to extensive oversight by various regulatory agencies. Submission of an application for regulatory approval of any of our product candidates, such as our planned submission of a New Drug Application to the FDA for Lifitegrast as a treatment for the signs and symptoms of dry eye disease in adults, may be delayed for any number of reasons and, once submitted, may be subjected to lengthy review and ultimately rejected. Moreover, regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•
the actions of certain customers could affect Shire's ability to sell or market products profitably.  Fluctuations in buying or distribution patterns by such customers can adversely impact Shire’s revenues, financial conditions or results of operations;

•
investigations or enforcement action by regulatory authorities or law enforcement agencies relating to Shire’s activities in the highly regulated markets in which it operates may result in the distraction of senior management, significant legal costs and the payment of substantial compensation or fines;

•
adverse outcomes in legal matters and other disputes, including Shire’s ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on Shire’s revenues, financial condition or results of operations;

•
Shire faces intense competition for highly qualified personnel from other companies, academic institutions, government entities and other organizations. Shire is undergoing a corporate reorganization and the consequent uncertainty could adversely impact Shire’s ability to attract and/or retain the highly skilled personnel needed for Shire to meet its strategic objectives;

•	failure to achieve Shire’s strategic objectives with respect to the acquisition of ViroPharma Incorporated may adversely affect Shire’s financial condition and results of operations;

and other risks and uncertainties detailed from time to time in Shire’s filings with the US Securities and Exchange Commission, including its most recent Annual Report on Form 10-K

28

NON GAAP MEASURES

This press release contains financial measures not prepared in accordance with US GAAP. These measures are referred to as “Non GAAP” measures and include: Non GAAP operating income; Non GAAP net income; Non GAAP diluted earnings per ADS; effective tax rate on Non GAAP income before income taxes and earnings/(losses) of equity method investees (“effective tax rate on Non GAAP income”); Non GAAP cost of product sales; Non GAAP R&D; Non GAAP SG&A; Non GAAP other income/(expense); Non GAAP interest income; Non GAAP cash generation; Non GAAP free cash flow, Non GAAP net cash/(debt), Non GAAP EBITDA and Non GAAP EBITDA margin (excluding royalties and other revenues)(1). These Non GAAP measures exclude the effect of certain cash and non-cash items that Shire's management believes are not related to the core performance of Shire’s business.

These Non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of Shire’s performance to historical results and to competitors’ results. Shire’s Remuneration Committee uses certain key Non GAAP measures when assessing the performance and compensation of employees, including Shire’s executive director.

The Non GAAP measures are presented in this press release as Shire’s management believe that they will provide investors with a means of evaluating, and an understanding of how Shire’s management evaluates, Shire’s performance and results on a comparable basis that is not otherwise apparent on a US GAAP basis, since many non-recurring, infrequent or non-cash items that Shire’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

These Non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

Where applicable the following items, including their tax effect, have been excluded when calculating Non GAAP earnings for both 2014 and 2013, and from our Outlook:

Amortization and asset impairments:
•	Intangible asset amortization and impairment charges; and
•	Other than temporary impairment of investments.

Acquisitions and integration activities:
•	Up-front payments and milestones in respect of in-licensed and acquired products;
•	Costs associated with acquisitions, including transaction costs, fair value adjustments on contingent consideration and acquired inventory;
•	Costs associated with the integration of companies; and
•	Noncontrolling interests in consolidated variable interest entities.

Divestments, reorganizations and discontinued operations:
•	Gains and losses on the sale of non-core assets;
•	Costs associated with restructuring and reorganization activities;
•	Termination costs; and
•	Income/(losses) from discontinued operations.

Legal and litigation costs:
•	Net legal costs related to the settlement of litigation, government investigations and other disputes (excluding internal legal team costs).

Other:
•	Net income tax credit (being income tax, interest and estimated penalties) related to the settlement of certain tax positions with the Canadian revenue authorities.
•	Costs associated with the recommended combination of Shire and AbbVie.

Depreciation, which is included in Cost of product sales, R&D and SG&A costs in our US GAAP results, has been separately disclosed for the presentation of 2014 and 2013 Non GAAP earnings.

Cash generation represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, tax and interest payments.

(1) EBITDA as a percentage of product sales, excluding royalties and other revenues.

29

Free cash flow represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, but including capital expenditure in the ordinary course of business.

A reconciliation of Non GAAP financial measures to the most directly comparable measure under US GAAP is presented on pages 21 to 26.

Growth at CER, which is a Non GAAP measure, is computed by restating 2014 results using average 2013 foreign exchange rates for the relevant period.

Average exchange rates used by Shire for the six months to June 30, 2014 were $1.67:£1.00 and $1.37:€1.00 (2013: $1.55:£1.00 and $1.31:€1.00). Average exchange rates used by Shire for Q2 2014 were $1.68:£1.00 and $1.38:€1.00 (2013: $1.53:£1.00 and $1.30:€1.00).

TRADE MARKS

All trade marks designated ® and ™ used in this press release are trade marks of Shire plc or companies within the Shire group except for CONCERTA® which is a trade mark of Alza Corporation, 3TC® and ZEFFIX® which are trade marks of GlaxoSmithKline, PENTASA® which is a registered trade mark of FERRING B.V., LIALDA® and MEZAVANT® which are trade marks of Nogra Pharma Limited, CALCICHEW® which is a trade mark of Takeda Nycomed AS, and DAYTRANA® which is a trade mark of Noven Therapeutics, LLC. Certain trade marks of Shire plc or companies within the Shire group are set out in Shire’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Quarterly Report on Form 10-Q for the three months ended March 31, 2014.

* * *

Schedule 1

Profit Forecast for Shire plc for the Financial Year Ending December 31, 2014

Profit forecast

Today Shire issued the following statement which updates its previously provided earnings guidance for 2014:
“…increasing our guidance for Non GAAP diluted earnings per ADS to low-to-mid thirty percent growth for the full year 2014 (previous guidance: mid-to-high twenty percent growth)”, (the “Profit Forecast”).

This statement constitutes a profit forecast for the year ending December 31, 2014 for the purposes of the Code.

The Profit Forecast constitutes a financial measure, being Non GAAP diluted earnings per ADS, which is not prepared in accordance with US GAAP (a “Non GAAP” financial measure). Non GAAP diluted earnings per ADS is a financial measure which has been reported in Shire’s interim and annual financial results.  This Non GAAP financial measure should not be considered in isolation from, as a substitute for, or superior to financial measures prepared in accordance with US GAAP. Further information in respect of Non GAAP financial measures is outlined on pages 29-30 of this document.

Basis of preparation

The Profit Forecast has been prepared on a basis consistent with Shire’s accounting policies, which is in accordance with US GAAP (as adjusted in accordance with Shire’s Non GAAP policy, as outlined on pages 29-30 of this document). These accounting policies are expected to apply for the full year ending December 31, 2014, and were applied in the preparation of Shire’s consolidated financial results for the year ended December 31, 2013.
The Profit Forecast is based on the actual results included in the unaudited interim financial results for the six months ended June 30, 2014 and a management forecast for the six months ending December 31, 2014.

30

Principal assumptions

The Profit Forecast has been prepared on the basis that the recommended combination of Shire and AbbVie has no financial impact on Shire before December 31, 2014.

The Profit Forecast excludes costs associated with the recommended combination of Shire and AbbVie.

The directors of Shire have prepared the Profit Forecast on the basis of the following assumptions:

Factors outside the influence or control of the directors of Shire (or other members of Shire’s management)

•	There will be no material change to existing prevailing global macroeconomic and political conditions during the year ending December 31, 2014;

•
There will be no material changes in market conditions within the pharmaceutical industry over the forecast period to December 31, 2014, in relation to either customer demand or competitive environment which could impact Shire’s commercialised products;

•
The announcement of the recommended combination of Shire and AbbVie will not result in any material changes to Shire’s obligations to customers, its ability to negotiate new business, resolve contract disputes or to the retention of key management;

•	The Euro, British pound and Swiss franc and other exchange rates, together with inflation, tax and interest rates in Shire’s principal markets, will remain materially unchanged from prevailing rates;

•	There will be no material adverse events that will have a significant impact on Shire’s financial performance; and

•	There will be no material change in legislation or regulatory requirements impacting on Shire’s operations or its accounting policies.

Factors within the influence or control of the directors of Shire

•	The Profit Forecast excludes any material acquisitions or disposals made by Shire prior to December 31, 2014, other than those already reported;

•	The Company’s policy on Non GAAP financial measures, as outlined on pages 29-30 of this document, will be consistently applied in the financial year to December 31, 2014;

•	There will be no material change to Shire’s existing operational strategy;

•	There will be no material changes to the number of diluted shares in issue; and

•	There will be no material changes in the debt structure of the Shire Group, other than partial repayment of existing borrowings under Shire’s bank facilities.

As noted above, this Profit Forecast has been prepared on a basis consistent with Shire’s accounting policies, which is in accordance with US GAAP as adjusted in accordance with Shire’s Non GAAP policy. An explanation of the Non GAAP measures is set out above on pages 29-30 of this press release.

31